Exhibit 4.2

IMAX CORPORATION

[EXECUTION COPY]

AMENDMENT TO SHAREHOLDERS’ AGREEMENT

(SELLING SHAREHOLDERS)

March 1, 1994

To the Parties Named on

  the Signature Pages Hereto

Gentlemen:

We refer to the Shareholders Agreement dated as of January 3, 1994 (the “Shareholders Agreement”) among the undersigned and you. Unless otherwise defined herein, the terms defined in the Shareholders Agreement shall be used herein as therein defined.

The parties desire to amend the Shareholders Agreement as provided herein. Accordingly, it is hereby agreed by you and us that the second and third recitals of the Shareholders Agreement are, effective as of the date first above written, hereby amended and restated in their entirety to read as follows:

WHEREAS, upon the Closing (as defined in the Acquisition Agreement), each of Gelfond and Wechsler will be the registered holder and beneficial owner of an aggregate of 387,945 common shares of the Company (the “Common Stock”) and warrants (the “GW Warrants”) to purchase 143, 879 shares of Common Stock;

WHEREAS, upon the Closing, WP and certain of its partners and affiliates will be the registered holders and beneficial owners of an aggregate of 225,000 Class A Preferred Shares (“Class A Preferred Shares”) of the Company and warrants (“Warrants”) to purchase an aggregate of 3,562,060 shares of Common Stock;

On an after the effective date of this letter amendment, each reference in the Shareholders Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Shareholders Agreement shall mean and be a reference to the Shareholders Agreement as amended by this letter amendment. The Shareholders Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning a counterpart of this letter amendment to the undersigned.

This letter amendment may be executed and delivered (including by facsimile transmission) in any number of counterparts and by and combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same instrument.

Very truly yours,

WGIM ACQUISITION CORPORATION

By	/s/ Peter D. Lyons
	Name:	Peter D. Lyons
	Title:	Vice President and Assistant Secretary

Agreed as of the date

  first above written:

/s/ Richard L. Gelfond
Richard L. Gelfond

/s/ Bradley J. Wechsler
Bradley J. Wechsler

/s/ Douglas Trumbull
Douglas Trumbull

WASSERSTEIN PERELLA PARTNERS, L.P.

By	WASSERSTEIN PERELLA MANAGEMENT PARTNERS, INC., its general partner

	By	/s/ W. Townsend Ziebold
Name: W. Townsend Ziebold
Title: Attorney-in-Fact

WASSERSTEIN PERELLA OFFSHORE PARTNERS, L.P.

By	WASSERSTEIN PERELLA MANAGEMENT PARTNERS, INC., its general partner

	By	/s/ W. Townsend Ziebold
Name: W. Townsend Ziebold
Title: Attorney-in-Fact

Jonathan Barker	by	* Jonathan Barker	as attorney-in-fact

Nancy Bell	by	* Nancy Bell	as attorney-in-fact

Gregory J. Breen	by	* Gregory J. Breen	as attorney-in-fact

C.W. Breukelman	by	* C.W. Breukelman	as attorney-in-fact

David Breukelman	by	* David Breukelman	as attorney-in-fact

Elaine Breukelman	by	* Elaine Breukelman	as attorney-in-fact

Marion Breukelman	by	* Marion Breukelman	as attorney-in-fact

Tanya Breukelman	by	* Tanya Breukelman	as attorney-in-fact

W.A. Breukelman	by	* W.A. Breukelman	as attorney-in-fact

Canmont Investment Corp. Ltd.	by	* Canmont Investment Corp. Ltd.	as attorney-in-fact

James B. Cawthon, Jr.	by	* James B. Cawthon, Jr.	as attorney-in-fact

Elizabeth Chaplin	by	* Elizabeth Chaplin	as attorney-in-fact

Diana Chaplin	by	* Diana Chaplin	as attorney-in-fact

Gordon Chaplin	by	* Gordon Chaplin	as attorney-in-fact

434786 Ontario Limited	by	* 434786 Ontario Limited	as attorney-in-fact

434787 Ontario Limited	by	* 434787 Ontario Limited	as attorney-in-fact

James D. Chaplin	by	* James D. Chaplin	as attorney-in-fact

Janet Chaplin	by	* Janet Chaplin	as attorney-in-fact

Richard Chaplin	by	* Richard Chaplin	as attorney-in-fact

Charlford Investments Inc.	by	* Charlford Investments Inc.	as attorney-in-fact

Ann Cochren	by	* Ann Cochren	as attorney-in-fact

Doug Daymond	by	* Doug Daymond	as attorney-in-fact

Stewart Daymond	by	* Stewart Daymond	as attorney-in-fact

Daedalus Investments Ltd.	by	* Daedalus Investments Ltd.	as attorney-in-fact

John M. Davison	by	* John M. Davison	as attorney-in-fact

Executronics Limited	by	* Executronics Limited	as attorney-in-fact

Allison Ferguson	by	* Allison Ferguson	as attorney-in-fact

Betty Ferguson	by	* Betty Ferguson	as attorney-in-fact

Graeme Ferguson	by	* Graeme Ferguson	as attorney-in-fact

Munro Ferguson	by	* Munro Ferguson	as attorney-in-fact

Joan Fisk	by	* Joan Fisk	as attorney-in-fact

Forden Investments Ltd.	by	* Forden Investments Ltd.	as attorney-in-fact

Nancy Garrett	by	* Nancy Garrett	as attorney-in-fact

Michael A. Gibbon	by	* Michael A. Gibbon	as attorney-in-fact

Graeholdings Ltd.	by	* Graeholdings Ltd.	as attorney-in-fact

Jano Holdings Inc.	by	* Jano Holdings Inc.	as attorney-in-fact

David Bedford Keighley	by	* David Bedford Keighley	as attorney-in-fact

Patricia Anne Keighley	by	* Patricia Anne Keighley	as attorney-in-fact

Barbara Kerr	by	* Barbara Kerr	as attorney-in-fact

Robert Kerr	by	* Robert Kerr	as attorney-in-fact

Janet Kroitor	by	* Janet Kroitor	as attorney-in-fact

Paul Kroitor	by	* Paul Kroitor	as attorney-in-fact

Roman Kroitor	by	* Roman Kroitor	as attorney-in-fact

Stephanie Kroitor	by	* Stephanie Kroitor	as attorney-in-fact

Tanya Kroitor	by	* Tanya Kroitor	as attorney-in-fact

Yvanna Kroitor	by	* Yvanna Kroitor	as attorney-in-fact

Karen Kurcera	by	* Karen Kurcera	as attorney-in-fact

Ian Maxwell	by	* Ian Maxwell	as attorney-in-fact

Lynn A. McCroskey	by	* Lynn A. McCroskey	as attorney-in-fact

Andre Picard	by	* Andre Picard	as attorney-in-fact

Jennifer H. Rae	by	* Jennifer H. Rae	as attorney-in-fact

G. Mary Ruby	by	* G. Mary Ruby	as attorney-in-fact

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Scocam Investment Corp.	by	* Scocam Investment Corp.	as attorney-in-fact

Sero Sed Serio Inc.	by	* Sero Sed Serio Inc.	as attorney-in-fact

James Scott Shaw	by	* James Scott Shaw	as attorney-in-fact

William C. Shaw	by	* William C. Shaw	as attorney-in-fact

Alexandra Shea	by	* Alexandra Shea	as attorney-in-fact

Stephen Low Productions Inc.	by	* Stephen Low Productions Inc.	as attorney-in-fact

Martha Turner	by	* Martha Turner	as attorney-in-fact

Alvis P. Wales, Jr.	by	* Alvis P. Wales, Jr.	as attorney-in-fact

Robert Andrew Warnock	by	* Robert Andrew Warnock	as attorney-in-fact

James Warnock	by	* James Warnock	as attorney-in-fact

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Anne D. Watkinson	by	* Anne D. Watkinson	as attorney-in-fact

*	William A. Breukelman, by signing his name hereto, does hereby sign this letter amendment on behalf of each of the Selling Shareholders after whose typed names asterisks appear pursuant to a power of attorney duly executed by each such Selling Shareholder.

By	/s/ William A. Breukelman
Attorney-in-fact

By	/s/ William A. Breukelman
William A. Breukelman

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